UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2010

NEW YORK & COMPANY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-32315	33-1031445
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 West 33rd Street
5th Floor
New York, New York 10001
(Address of principal executive offices, including zip code)

(212) 884-2000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

On June 7, 2010, the Company issued a press release announcing, among other things, that based on current business trends, including comparable store sales over the past three weeks, the Company now projects its second quarter of fiscal year 2010 diluted loss per share from continuing operations to widen from its previous expectations provided on May 20, 2010. Regarding the Company’s revised outlook for the second quarter of fiscal year 2010, the Company provided the following information:

•                  Comparable store sales are expected to be approximately flat.

•                  Merchandise margins are projected to decrease by approximately 900 basis points versus last year reflecting higher levels of promotional activity.

•                  Buying and occupancy costs are expected to slightly increase as a percentage of net sales from the year-ago period.

•                  Selling, general and administrative expenses are expected to increase as a percentage of net sales by approximately 300 basis points compared to last year primarily as a result of investments in the Company’s e-commerce and outlet businesses, along with certain store expenses.

These projections exclude the impact of previously announced charges related to the closure of the Company’s test accessories concept.

The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)  Exhibit

Exhibit No.	Description
99.1	Press release issued on June 7, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW YORK & COMPANY, INC.

/s/ Sheamus Toal
Date: June 7, 2010	Name:	Sheamus Toal
	Title:	Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued June 7, 2010